Exhibit 99.1


   New York Community Bancorp, Inc. Announces the Retirement of Board Chairman
         Michael F. Manzulli and the Reappointment of Joseph R. Ficalora
                              to the Chairman Post

         Former Chair Will Continue to Head the Richmond County Savings
                              Bank Divisional Board


     WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 3, 2007--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") and its subsidiaries New York Community Bank and New York Commercial Bank (the "Banks") today announced the retirement of Michael F. Manzulli from the Boards of Directors, effective December 31, 2006. Mr. Manzulli joined the Company and the Community Bank as Chairman on July 31, 2001, pursuant to the Company's merger-of-equals with Richmond County Financial Corp., parent of Richmond County Savings Bank ("Richmond County"), where he served as Chairman and Chief Executive Officer beginning on February 18, 1998. In addition, Mr. Manzulli served as Chairman and Chief Executive Officer of Richmond County from October 1, 1997 until July 31, 2001 and as President from June 18, 1992 to September 30, 1997.

     In connection with Mr. Manzulli's retirement, Joseph R. Ficalora, President and Chief Executive Officer of the Company and the Banks, has resumed the position of Chairman, a post he held previously at the Company and the Community Bank from July 20, 1993 and May 20, 1997, respectively, until July 31, 2001.

     Commenting on Mr. Manzulli's retirement, Mr. Ficalora noted, "We are very pleased that we will continue to reap the benefits of Mike's expertise and knowledge through his continued chairmanship of our Richmond County Savings Bank Division and his service as a director of our wholly-owned investment advisory subsidiary, Peter B. Cannell & Co., Inc. In addition, Mike will continue to chair the Richmond County Savings Foundation, which has provided more than $19 million to non-profit organizations serving the New York metropolitan region over the past five years alone."

     The Company also announced that Mr. Manzulli has signed a retirement agreement that provides for his continued service to the Company and the Banks, and has agreed to certain non-competition and non-solicitation restrictions.

     In addition, the Company announced that, effective January 1, 2007, James
J. O'Donovan, who served as Chief Lending Officer of the Company and the Community Bank from 1987 through January 31, 2005 and subsequently as a senior lending consultant, entered into an agreement that is essentially identical to the agreement entered into by Mr. Manzulli. A director of the Company and the Community Bank since June 26, 2003 and of the Commercial Bank since December 30, 2005, Mr. O'Donovan will continue to serve on the respective Boards of Directors, and as a member of the Mortgage and Real Estate Committee of the Community Bank. It is anticipated that, in his ongoing roles, Mr. O'Donovan will remain actively involved in the Company's lending activities.

     New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. A New York State-chartered commercial bank, New York Commercial Bank currently has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.mynycb.com.


     CONTACT: New York Community Bancorp, Inc.
              Ilene A. Angarola, 516-683-4420
              First Senior Vice President &
              Director, Investor Relations